Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

THE COOPER COMPANIES, INC.:

We consent to incorporation by reference in Registration Statement Nos. 33-50016, 33-11298, 333-22417, 333-25051, 333-27639, 333-40431, 333-80795, 333-48152, 333-34206 and 333-108066 on Forms S-3, Registration Statement No. 333-118422 on Form S-4 and Registration Statement Nos. 33-27938, 33-36325, 33-36326, 333-10997, 333-58839, 333-67954, 333-101366, 33-104346 and 333-115520 on Forms S-8 of The Cooper Companies, Inc. of our report dated October 21, 2005, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of The Cooper Companies, Inc. dated April 28, 2006.

San Francisco, California

April 26, 2006